Exhibit 5.1

Soleno Therapeutics, Inc.

203 Redwood Shores

Parkway, Suite 500

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Soleno Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to 26,288,188 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-252108) filed on January 1, 21 and declared effective by the Securities and Exchange Commission (the “Commission”) on February 9, 2021 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Controlled Equity Offering Sales Agreement (the “Sales Agreement”), dated as of July 16, 2021, by and between the Company and Cantor Fitzgerald & Co. as sales agent.

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about July 16, 2021, for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation